Exhibit 99.1

Cytec Announces Third Quarter 2009 Results

Increases Full Year EPS Outlook

WOODLAND PARK, N.J.--(BUSINESS WIRE)--October 15, 2009--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the third quarter 2009 of $12.5 million or $0.26 per diluted share on net sales of $740 million. Included in the quarter are several special items that total $15.1 million of net expense after-tax or $0.31 per diluted share and are outlined further in this release. Excluding these special items, net earnings were $27.6 million or $0.57 per diluted share.

Net earnings for the third quarter of 2008 were $46.3 million or $0.96 per diluted share on net sales of $963.0 million. Included in the 2008 quarter were several special items that totaled $4.9 million of net expense after-tax or $0.10 per diluted share. Excluding these special items, net earnings were $51.2 million or $1.06 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “We are pleased with the positive results of the third quarter. Our cost reduction efforts are benefiting us particularly in the Coating Resins segment, where we have seen a significant improvement in earnings from the first half of this year. Coating Resins had sequential improvement in sales from the second to the third quarter 2009 and this modest improvement in selling volumes, lower raw material costs, plus our cost reduction initiatives led to the improved earnings. We believe the selling volume improvement signals customer restocking activity across the specialty chemicals segments. In Engineered Materials, the reduction in sales for the quarter was attributed to the continued destocking by parts manufacturers within the commercial transport market while the build rates in the business and regional jet markets were well below the prior year period. In response to this, we took additional restructuring actions in this segment during the quarter. Finally, we again had excellent cash flow from operations in large part due to the success of our company-wide emphasis on reducing working capital.”

Cytec Coating Resins sales decreased 23% to $336 million; Operating Earnings decreased to $18.5 million.

In Coating Resins, overall selling volumes were down by 16% versus the third quarter 2008, with lower demand in industrial markets versus the prior year period. However, volumes improved 12% versus the second quarter 2009, reflecting partial recovery as a result of customer restocking. Selling prices versus third quarter 2008 decreased by 5% in response to competitive pressures and lower raw material costs, while the effect of exchange rates decreased sales by 2%.

Operating earnings of $18.5 million were down versus earnings of $22.7 million in the third quarter 2008 principally due to the weaker selling volumes across each product line in the segment and reduced production rates. This was partially offset by lower raw material costs and the benefits from the cost improvement initiatives.

Cytec Additive Technologies sales decreased 20% to $65 million; Operating Earnings decreased to $3.1 million.

In Additive Technologies, overall selling volumes were down 18% versus the third quarter 2008, primarily due to the exit of several commodity products and partially due to the economic slowdown. Selling prices decreased by 1% and the impact of exchange rates decreased sales by 1%.

Operating earnings of $3.1 million were down versus $6.1 million of earnings in the third quarter 2008 mainly as a result of the lower selling volumes and production rates.

Cytec In Process Separation sales decreased 14% to $71 million; Operating Earnings decreased to $12.5 million.

In Process Separation selling volumes decreased by 12% versus the third quarter 2008, primarily a result of lower demand in mining product lines versus the prior period. However, selling volumes increased 16% when compared to second quarter 2009 due to demand improvement as destocking activity slowed throughout the segment. Selling prices versus third quarter 2008 decreased by 1% and the impact of exchange rates decreased sales by 1%.

Operating earnings of $12.5 were down compared to $19.0 million in the prior year quarter, primarily due to lower selling volumes and reduced production rates.

Cytec Engineered Materials sales decreased by 24% to $169 million; Operating Earnings decreased to $18.3 million.

In Engineered Materials, selling volumes decreased by 24% versus the third quarter 2008, driven by build rate reductions in business and regional jets, inventory destocking by parts manufacturers within the commercial transport sector, and sales volume reductions in the high performance automotive market. Selling prices increased by 1% and exchange rates reduced sales by 1%.

Operating earnings of $18.3 million were down versus earnings of $40.6 million in the third quarter 2008, principally as a result of lower selling volumes and reduced production rates.

Cytec Building Block Chemicals sales decreased by 29% to $99 million; Operating Earnings increased to $4.8 million.

In Building Block Chemicals, selling volumes increased 22% versus the third quarter 2008, which is primarily related to the improved demand for acrylonitrile into the acrylic fibers market. Selling prices decreased by 51% given the significantly lower cost of propylene and ammonia versus the third quarter of 2008.

Operating earnings were $4.8 compared to an operating loss of $1.3 million in the third quarter 2008. This is partially related to the increased selling volumes but also related to the prior year’s negative impact of the hurricane Gustav which led to additional costs in the third quarter 2008.

Special Items

In the third quarter of 2009 a number of special items were recorded that resulted in a net pre-tax charge of $21.7 million ($15.1 million after-tax or $0.31 per diluted share) as follows:

- Included primarily in manufacturing cost of sales and operating expenses is a pre-tax charge of $22.0 million ($15.3 million after-tax or $0.32 per diluted share) associated with various restructuring initiatives across Specialty Chemicals, Engineered Materials, and Corporate operations.

- Included in other income is a net pre-tax loss of $8.6 million ($5.5 million after-tax or $0.11 per diluted share) associated with the premium paid on the debt tender completed in July 2009.

- Included in other income is a pre-tax non-cash gain of $8.9 million ($5.7 million after-tax or $0.12 per diluted share) due to completion of a sale of land in 2009 for which the purchase price had been prepaid in 2004.

Income Tax Expense

The tax provision for the third quarter of 2009 was $7.6 million, compared with a tax provision of $23.1 million in the third quarter of 2008. Excluding the impact from the special items previously noted, the overall underlying annual effective tax rate for the third quarter of 2009 is 34%. The increase over the prior year’s underlying rate of 31.7% is primarily due to a greater percent of earnings in higher tax jurisdictions and limitations on certain favorable U.S. tax benefits.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Cash flow from operations was $165 million for the third quarter 2009 reflecting the excellent progress of our working capital initiative. Trade accounts receivable increased by $3 million and days outstanding were flat versus the end of the second quarter. Inventory decreased by $44 million and days on hand was reduced by 4 versus the second quarter as a result of our focused efforts to reduce inventory levels. Accounts payable also showed an increase of $39 million in the quarter with our days payable outstanding increasing by 6 days. Capital spending for the quarter was $43 million, with approximately 60% related to Engineered Materials projects. The majority of the spending in Engineered Materials is related to payments for equipment for the previously delayed carbon fiber plant in South Carolina and completion of the composites manufacturing plant in China.”

Mr. Drillock continued, “Early in the quarter we completed an offering of $250 million principal amount of 8.95% senior unsecured Notes due 2017. We used those proceeds to purchase $235 million principal amount of our 5.5% Notes maturing October 2010 and $15 million principal amount of our 4.6% Notes maturing July 2013, which significantly improved our debt maturity profile. We further reduced our debt by $43 million due to our excellent cash flows in the third quarter 2009, which brings our year to date debt reduction to $153 million.”

2009 Outlook

Mr. Fleming commented, “Our results this past quarter demonstrate the excellent progress we have made with our restructuring efforts and our working capital initiative. In addition, the sales growth versus the second quarter shows evidence of restocking activity across the Specialty Chemicals markets. These are positive events, but we remain cautious about the remainder of the year if restocking is not replaced by growth in underlying demand. After taking all this into account, we are increasing our guidance for full year adjusted diluted earnings per share to $0.80 to $1.00 per diluted share from our prior guidance of $0.60 to $0.90 per diluted share.”

Coating Resins has seen demand improvement and is beginning to realize the cost saving benefits of the restructuring activities. However, the expectations in the fourth quarter include normal seasonal demand fluctuations as year end approaches. Taking the improvements and the seasonality into consideration, the estimate for full year operating loss is in a range of $10 to $15 million for this segment, down from the prior operating loss range of $32 to $40 million.

Additives Technologies has begun to see restocking by customers and also anticipates some seasonality in the fourth quarter. The estimate is for full year operating earnings to be in a range of $8 to $10 million for this segment, slightly changed from the prior earnings range of $8 to $12 million.

Demand has also improved in the In Process Separation segment related to both mining and phosphine chemicals product lines, as their new technologies continue to penetrate the copper and alumina markets. Due to timing issues for certain shipments close to year end, it is possible some deliveries may move into the first quarter of 2010. As a result, the estimate for full year operating earnings for this segment is to be in a range of $30 to $35 million, down from the prior range of $32 to $40 million.

In Engineered Materials, destocking actions are expected to continue across the commercial transport sector, and the business foresees continued weak demand in the business/regional jet and high performance industrial markets. As a result, the estimate for full year operating earnings is to be in a range of $85 to $90 million, down from our prior range of $100 to $105 million.

Building Block Chemicals has seen demand improve for acrylonitrile, but melamine remains challenged by weak demand in the building and construction market. The business expects a softer fourth quarter, and now estimate full year operating earnings to be approximately $12 million, up from the prior estimate of $5 million.

The updated guidance for Corporate and Unallocated is an expense of approximately $25 million for the year, and interest expense, net, is expected to be between $28 and $29 million. The forecast for the underlying annual tax rate for ongoing operations is expected to be approximately 34%.

In closing, Mr. Fleming commented, “I am extremely pleased with the successful execution of our restructuring and working capital initiatives. The work we have completed to date is already delivering significant cost savings and cash flow benefits while positioning Cytec to better leverage future demand growth into stronger earnings and cash flow generation. We remain focused on our growth strategy of delivering high-performance technologies that create value for our customers; we have therefore kept intact our investment in the research and technology activities and plant capacity to support our growth platforms throughout our restructuring. I am confident in our ability to continue to execute our plans which will deliver increasing shareholder value.”

Nine Month Results

Net loss for nine months ended September 30, 2009 was $12.4 million or $0.26 per diluted share on sales of $2,038 million. Included in the results for the nine months were (a) pre-tax net restructuring charges of $59.5 million ($40.4 million after-tax or $0.85 per diluted share), (b) net pre-tax charges of $1.4 million for the exit of the polyurethanes product line ($1.9 million after-tax or $0.04 per diluted share), (c) a net pre-tax loss of $8.6 million ($5.5 million after-tax or $0.11 per diluted share) associated with the premium for the debt tender, and (d) a pre-tax non-cash gain of $8.9 million ($5.7 million after-tax or $0.12 per diluted share) as a result of a land sale. Excluding these items, net earnings were $29.7 million or $0.62 per diluted share.

Net earnings for the nine months ended September 30, 2008 were $152.0 million or $3.12 per diluted share on sales of $2,942 million. Included in the results for the nine months were (a) net pre-tax restructuring charges of $10.8 million ($7.6 million after-tax or $0.16 per diluted share), (b) a pre-tax charge of $4.2 million ($2.7 million after-tax or $0.06 per diluted share) for accelerated depreciation of our Pampa site. Excluding these items, net earnings were $162.3 million or $3.33 per diluted share.

Investor Conference Call to be Held on October 16, 2009 at 11:00am ET

Cytec will host their third quarter earnings release conference call on October 16, 2009 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website www.cytec.com. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings excluding special items and diluted earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net sales	$740.2	$963.0	$2,037.5	$2,941.7
Manufacturing cost of sales	605.4	765.8	1,706.2	2,334.6
Selling and technical services	48.6	57.4	148.6	176.1
Research and process development	17.2	19.2	56.1	62.5
Administrative and general	29.6	30.8	90.1	89.6
Amortization of acquisition intangibles	9.7	10.0	28.3	30.4
Net gain on sale of assets	-	-	0.2	-
Earnings from operations	29.7	79.8	8.4	248.5
Other income/(expense), net	6.9	(1.6)	3.6	2.3
Net Loss on early extinguishment of debt	8.6	-	8.6	-
Equity in earnings of associated companies	0.2	0.4	0.7	1.4
Interest expense, net	7.6	8.7	18.3	27.8
Earnings/(loss) before income taxes	20.6	69.9	(14.2)	224.4
Income tax provision/(benefit)	7.6	23.1	(2.8)	71.1
Net earnings/(loss)	13.0	$46.8	(11.4)	$153.3
Less: Net earnings attributable to noncontrolling interests	(0.5)	(0.5)	(1.0)	(1.3)
Net earnings/(loss) attributable to Cytec Industries Inc.	$12.5	$46.3	$(12.4)	$152.0

Earnings/(loss) per share attributable to Cytec Industries Inc.
Basic earnings/(loss) per common share	$0.26	$0.97	$(0.26)	$3.17
Diluted earnings/(loss) per common share	$0.26	$0.96	$(0.26)	$3.12

Dividends per common share	$0.0125	$0.1250	$0.1500	$0.3750

Weighted average shares outstanding (in thousands):
Basic	48,724	47,819	48,125	47,925
Diluted	48,802	48,440	48,125	48,681

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT
(Millions of dollars)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net Sales:
Coating Resins	$336.3	$438.4	$878.3	$1,368.3
Additive Technologies
Sales to external customers	64.9	81.2	178.7	251.6
Intersegment sales	0.3	0.3	0.4	1.1
In Process Separation	71.2	83.1	185.1	225.0
Engineered Materials	169.2	221.4	539.1	679.2
Building Block Chemicals
Sales to external customers	98.6	138.9	256.3	417.6
Intersegment sales	8.6	3.6	20.2	15.9
Net sales from segments	749.1	966.9	2,058.1	2,958.7
Elimination of intersegment revenue	(8.9)	(3.9)	(20.6)	(17.0)
Total consolidated net sales	$740.2	$963.0	$2,037.5	$2,941.7

	Three months ended September 30,				Nine months ended September 30,
		% of		% of		% of		% of
	2009	Sales	2008	Sales	2009	Sales	2008	Sales
Earnings from operations:
Coating Resins (1)	$18.5	6%	$22.7	5%	$(21.0)	-2%	$64.0	5%
Additive Technologies	3.1	5%	6.1	8%	6.8	4%	18.2	7%
In Process Separation	12.5	18%	19.0	23%	19.4	10%	36.2	16%
Engineered Materials	18.3	11%	40.5	18%	73.5	14%	133.3	20%
Building Block Chemicals	4.8	5%	(1.3)	-1%	9.9	4%	11.1	3%

Earnings from segments	57.2	8%	87.0	9%	88.6	4%	262.8	9%
Corporate and Unallocated, net (2)	(27.5)		(7.2)		(80.2)		(14.3)

Total earnings from operations	$29.7	4%	$79.8	8%	$8.4	0%	$248.5	8%

(1) 2008 includes pre-tax charges of $1.4 and $4.2 for the three and nine months ended September 30, 2008, respectively, for incremental accelerated depreciation in relation to our decision to exit Radcure manufacturing at our leased facility in Pampa, Texas.

(2) For the three and nine months ended September 30, 2009, Corporate and Unallocated includes pre-tax charges of $22.1 and $59.5, respectively, for various manufacturing and organizational restructuring initiatives across our Specialty Chemical and Engineered Materials segments and organizational restructuring activities within corporate operations. Corporate and Unallocated for the nine months ended September 30, 2009 includes a net loss of $1.4 related to the exit of our polyurethane product line in Europe and Asia. For the three and nine months ended September 30, 2008, Corporate and Unallocated includes pre-tax charges of $5.7 and $10.8, respectively, for restructuring costs primarily associated with various organizational restructuring initiatives across the Specialty Chemicals segments.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR PERIOD

	Three Months Ended September 30, 2009			Nine Months Ended September 30, 2009

	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Coating Resins	-16%	-5%	-2%	-30%	-2%	-4%
Additive Technologies	-18%	-1%	-1%	-27%	1%	-3%
In-Process Separation	-12%	-1%	-1%	-20%	4%	-2%
Engineered Materials	-24%	1%	-1%	-21%	2%	-2%
Building Block Chemicals	22%	-51%	0%	9%	-48%	0%
Total Cytec	-12%	-10%	-1%	-22%	-7%	-2%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited) (Dollars in millions, except per share amounts)

	September 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$143.4	$55.3
Trade accounts receivable, less allowance for doubtful accounts of $6.7 and $6.2 at September 30, 2009 and December 31, 2008, respectively	425.6	448.8
Other accounts receivable	48.7	81.2
Inventories	387.7	569.4
Deferred income taxes	28.5	13.8
Other current assets	30.2	19.4
Total current assets	1,064.1	1,187.9

Investment in associated companies	22.7	22.1

Plants, equipment and facilities, at cost	2,294.4	2,136.1
Less: accumulated depreciation	(1,100.7)	(1,019.8)
Net plant investment	1,193.7	1,116.3
Acquisition intangibles, net of accumulated amortization of $207.5 and $171.3 at September 30, 2009 and December 31, 2008, respectively	415.1	430.8
Goodwill	707.0	693.7
Deferred income taxes	58.2	43.3
Other assets	155.5	131.5
Total assets	$3,616.3	$3,625.6

Liabilities
Current liabilities
Accounts payable	$280.2	$249.4
Short-term borrowings	15.0	41.0
Current maturities of long-term debt	1.3	1.4
Accrued expenses	210.7	190.1
Income taxes payable	18.0	12.5
Deferred income taxes	4.3	12.8
Total current liabilities	529.5	507.2
Long-term debt	688.7	806.4
Pension and other postretirement benefit liabilities	405.5	436.3
Other noncurrent liabilities	355.7	300.1
Deferred income taxes	95.7	96.8

Stockholders’ equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,316,913 in 2009 and 48,132,640 shares in 2008	0.5	0.5
Additional paid-in capital	453.9	437.1
Retained earnings	1,114.0	1,133.5
Accumulated other comprehensive loss	13.7	(39.2)
Treasury stock, at cost, 833,982 shares in 2009 and 1,069,423 shares in 2008	(44.6)	(57.2)
Total Cytec Industries Inc. stockholders’ equity	1,537.5	1,474.7

Noncontrolling interests	3.7	4.1

Total equity	1,541.2	1,478.8

Total liabilities and equity	$3,616.3	$3,625.6

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in millions)

	Nine months ended September 30,
	2009	2008

Cash flows provided by (used in) operating activities
Net (loss)/earnings attributable to Cytec Industries Inc.	($12.4)	$152.0
Noncash items included in net (loss)/earnings:
Depreciation	88.8	84.8
Amortization	33.1	35.1
Share-based compensation	6.2	8.5
Deferred income taxes	(29.6)	11.9
Net gain on sale of assets	(0.2)	-
Non-cash gain on transfer of land	(8.9)	-
Net loss on early extinguishment of debt	8.6	-
Unrealized (gain)/loss on derivative instruments	(11.3)	3.9
Other	0.2	1.0
Changes in operating assets and liabilities:
Trade accounts receivable	45.9	(48.7)
Other receivables	31.9	(0.3)
Inventories	193.3	(97.1)
Other assets	(3.1)	(11.6)
Accounts payable	39.1	39.3
Accrued expenses	27.2	1.8
Income taxes payable	4.4	12.1
Other liabilities	(18.1)	(22.2)
Net cash provided by operating activities	395.1	170.5
Cash flows (used in) provided by investing activities
Additions to plants, equipment and facilities	(159.4)	(116.3)
Net proceeds received/(paid) on sale of assets	7.0	(4.7)
Net cash used in investing activities	(152.4)	(121.0)
Cash flows provided by (used in) financing activities
Proceeds from long-term debt	390.2	241.0
Payments on long-term debt	(517.5)	(222.6)
Change in short-term borrowings, net	(25.4)	(2.9)
Cash dividends	(7.1)	(17.9)
Proceeds from the exercise of stock options	1.6	10.8
Purchase of treasury stock	-	(46.4)
Excess tax benefits from share-based payment arrangements	-	2.7
Other	(0.4)	0.6
Net cash used in financing activities	(158.6)	(34.7)
Effect of currency rate changes on cash and cash equivalents	4.0	(1.4)
Increase in cash and cash equivalents	88.1	13.4
Cash and cash equivalents, beginning of period	55.3	76.8
Cash and cash equivalents, end of period	$143.4	$90.2

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Measures
Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended September 30, 2009
	Net Earnings	Diluted EPS
GAAP Net Earnings	$12.5	$0.26
- Net restructuring charges	15.3	0.32
- Non-cash gain realized upon transfer of land	(5.7)	(0.12)
- Net premium on repurchase of debt under tender offer	5.5	0.11
Non-GAAP Net Earnings	$27.6	$0.57

Three Months Ended September 30, 2008
	Net Earnings	Diluted EPS
GAAP Net Earnings	$46.3	$0.96
- Net restructuring charges	4.0	0.08
- Pampa accelerated depreciation charge	0.9	0.02
Non-GAAP Net Earnings	$51.2	$1.06

Nine Months Ended September 30, 2009
	Net Earnings	Diluted EPS
GAAP Net Loss	($12.4)	($0.26)
- Net restructuring charges	40.4	0.85
- Loss on disposal of assets and other related exit costs	1.9	0.04
- Non-cash gain realized upon transfer of land	(5.7)	(0.12)
- Net premium on repurchase of debt under tender offer	5.5	0.11
Non GAAP Net Earnings	$29.7	$0.62

Nine Months Ended September 30, 2008
	Net Earnings	Diluted EPS
GAAP Net Earnings	$152.0	$3.12
- Net restructuring charges	7.6	0.16
- Pampa accelerated depreciation charge	2.7	0.06
Non GAAP Net Earnings	$162.3	$3.33

Numbers may not add due to rounding

CONTACT:
Cytec Industries Inc.
Jodi A. Allen, 973-357-3283